Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Flutter Entertainment plc

(Exact name of Registrant as Specified in its Charter)

Type 1–Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, nominal value €0.09 per share, of Flutter Entertainment plc (“Ordinary Shares”)	Rule 457(h)	822,242(2)	$121.94(3)	$100,264,189	0.00014760	$14,798.99

Equity	Ordinary Shares that may be offered or sold under the Flutter Entertainment plc 2023 Long Term Incentive Plan, Flutter Entertainment plc 2016 Restricted Share Plan, Flutter Entertainment plc 2015 Deferred Share Incentive Plan, Flutter Entertainment plc Sharesave Scheme and Flutter Entertainment plc 2022 Supplementary Restricted Share Plan (together, the “Plans”)	Rule 457(c) and Rule 457(h)	2,400,000(4)	$204.14(5)	$489,936,000	0.00014760	$72,314.55

Total Offering Amounts			3,222,242		$590,200,189		$87,113.54

Total Fee Offsets							$0.00

Net Fee Due							$87,113.54

(1)

The amount being registered includes an indeterminate number of additional Ordinary Shares that may be issued under the Plans upon any share split, share dividend, recapitalization or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents 822,242 Ordinary Shares issuable upon exercise of outstanding share options under the Flutter Entertainment plc Sharesave Scheme.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the weighted average exercise price of £96.19 per Ordinary Share granted under the Flutter Entertainment plc Sharesave Scheme converted into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on January 19, 2024 of $1.2677 to £1.0000.

(4)	Represents 2,400,000 Ordinary Shares that may be offered or sold under the Plans.
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of £161.03, the average of the high and low price per Ordinary Share on the London Stock Exchange on January 26, 2024, converted into U.S. dollars at the noon buying rate of the Federal Reserve Bank of New York on January 19, 2024 of $1.2677 to £1.0000.